Exhibit 99.1

MTS Systems Corporation 14000 Technology Drive Eden Prairie, MN 55344-2290 Telephone 952-937-4000 Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE April 22, 2009	For More Information Contact: Susan Knight, Chief Financial Officer (952) 937-4000

MTS REPORTS 2009 SECOND QUARTER FINANCIAL RESULTS

>	Sharply lower demand in worldwide capital spending drove orders decline

>	Revenue declined four percent; income from operations declined 16 percent

>	EPS decreased 42 percent due to lower Sensors volume and higher tax rate

>	Balance sheet remains strong with cash at $99 million

>	Focus on long-term strategy remains unchanged while managing through challenging economy

Eden Prairie, Minn., April 22, 2009 – MTS Systems Corporation (NASDAQ: MTSC) today reported fiscal second quarter earnings per share of $0.44, a decrease of 42 percent compared to second quarter fiscal 2008, on net income of $7.5 million.

“The company’s second quarter results reflect the deepening impact of the global recession in our markets,” said Laura B. Hamilton, chief executive officer and chair. “Throughout this quarter, companies suspended nearly all capital spending while waiting out the economic uncertainty. While the extent of this slowdown exceeded our expectations, we moved quickly in February to reduce our cost structure.”

Hamilton continued, “Due to weak first half orders, backlog is down 29 percent from last year. Without a significant improvement in orders in the second half of the year, full year revenue will be down approximately 10-15 percent and earnings per share will decline approximately 50 percent. We remain cautious due to the potential for continued weak capital spending, while at the same time, we are positive about the potential impact of global stimulus spending and industrial market stabilization. We continue to take advantage of the changing environment, to discover the emerging opportunities and to strengthen our business to position MTS for long-term success. We have the people and financial capability to accomplish this.”

Second Quarter Results

Orders totaled $69.2 million, a decrease of 47 percent compared to the prior year second quarter, due to lower volume in both segments across all geographies. This includes a 49 percent negative impact from the decline in the organic business, a three percent negative impact from currency translation and a five percent benefit from SANS, our recently acquired Chinese subsidiary. On a sequential basis, backlog decreased 20 percent to $175 million compared to first quarter fiscal 2009.

Revenue was $107.7 million, a decrease of four percent compared to the prior year. This includes relatively flat volume in the Test organic business, a 27 percent decrease in the Sensors business and a three percent negative impact of currency translation, partially offset by a four percent benefit from SANS.

MTS News Release

In the second quarter MTS reduced its company-wide workforce by six percent, or approximately 150 positions, to align the business with current market and economic conditions. This resulted in a pretax severance charge of $2.8 million in the quarter.

Gross profit was $41.5 million, a decrease of 10 percent compared to second quarter last year. The gross margin rate was 38.6 percent, down 2.5 percentage points compared to the prior year, driven by lower volume in the Sensors segment and severance charges, partially offset by reduced variable compensation expense. SANS positively impacted the margin rate in the quarter by 0.2 percentage points.

Income from operations was $11.7 million, a decrease of 16 percent compared to the prior year. The decrease was primarily driven by lower gross profit and the previously mentioned severance charges, partially offset by a $3.9 million reduction in variable compensation expense. Earnings per share decreased 42 percent to $0.44 on net income of $7.5 million. A higher tax rate, lower income from operations and currency related losses negatively impacted earnings per share by $0.10, $0.09 and $0.09, respectively. The higher tax rate compared to second quarter fiscal 2008 was driven by a tax benefit from the repatriation of earnings from Japanese affiliates in the prior year.

Cash Position

Cash and cash equivalents at the end of the second quarter totaled $99.3 million, compared to $104.8 million at the end of first quarter fiscal 2009. Operating activities generated cash of $10.2 million in the second quarter. During the period, the Company invested $2.8 million in capital expenditures, paid $2.5 million in dividends, and purchased approximately 125,400 shares of common stock for $3.1 million.

Segment Results

Test Segment:

Orders for the Test segment were $53.5 million, a decrease of 49 percent compared to the prior year. The organic business was down 53 percent due to lower volume across all geographies and a two percent unfavorable impact of currency translation, partially offset by a six percent increase from SANS. Second quarter fiscal 2008 orders included three large orders in excess of $5 million totaling approximately $30 million. There were no such large orders in this quarter. On a sequential basis, backlog decreased 20 percent to $166 million, which includes a 22 percent negative impact from the organic business, partially offset by an 18 percent benefit from SANS. Revenue was $91.0 million, an increase of four percent compared to last year. The organic business volume was relatively flat, while SANS contributed five percent growth in the quarter. Currency translation unfavorably impacted revenue by two percent.

Gross profit was $32.5 million, relatively flat compared to the prior year. Second quarter gross margin rate was 35.7 percent, a decrease of 1.1 percentage points compared to the prior year. The organic business decreased 1.4 percentage points primarily resulting from severance charges and higher warranty expense, partially offset by favorable product mix and reduced variable compensation expense. SANS favorably impacted the gross margin rate by 0.3 percentage points.

Income from operations was $9.2 million, a year-over-year increase of 10 percent. It includes a 29 percent increase in the organic business, primarily due to reduced variable compensation and other operating expenses, partially offset by severance charges and higher warranty costs. The organic business results include $2.7 million of the severance charges and a $3.4 million reduction in variable compensation expense. SANS had an operating loss of $1.2 million in the quarter driven by acquisition-related items.

Sensors Segment:

Orders for the Sensors segment were $15.7 million, a decrease of 37 percent compared to second quarter fiscal 2008, due to lower volume across all geographies, including a three percent unfavorable impact of currency translation. Backlog decreased 18 percent to $9 million compared to first quarter fiscal 2009. Revenue was $16.7 million, a decline of 32 percent from the prior year, driven by decreased volume worldwide, and includes a four percent negative impact from currency translation.

MTS News Release

Gross profit was $9.0 million, down 34 percent compared to last year. Second quarter gross margin rate was 54.0 percent, a decrease of 2.4 percentage points compared to second quarter fiscal 2008, resulting from lower volume.

Income from operations was $2.5 million, a decrease of 55 percent compared to second quarter fiscal 2008, due to lower gross profit partially offset by reduced operating expenses.

Second Quarter Conference Call

A conference call will be held on April 23, 2009, at 10:00 a.m. EST (9:00 a.m. CST). Call +1-719-325-4817; and state the Conference passcode “4849739.” Telephone re-play will be available through April 29, 2009. Call +1-719-457-0820.

If you prefer to listen live over the Internet, please log on to the web at <http://www.mts.com/news/financial_news.htm> and click on the webcast event notice. The webcast will be archived through July 21, 2009.

About MTS Systems Corporation

MTS Systems Corporation is a leading global supplier of test systems and industrial position sensors. The Company’s testing hardware and software solutions help customers accelerate and improve their design, development, and manufacturing processes and are used for determining the mechanical behavior of materials, products, and structures. MTS’ high-performance position sensors provide controls for a variety of industrial and vehicular applications. MTS had 1,660 employees and revenue of $461 million for the fiscal year ended September 27, 2008. Additional information on MTS can be found on the worldwide web at http://www.mts.com.

This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Important risk factors are delineated in the Company’s most recent SEC Form 10-Q and 10-K filings.

MTS News Release

MTS SYSTEMS CORPORATION

Consolidated Statements of Income

(unaudited - in thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 28, 2009	March 29, 2008	March 28, 2009	March 29, 2008

Revenue	$107,652	$112,168	$224,261	$219,560
Cost of sales	66,139	66,094	138,527	130,264
Gross profit	41,513	46,074	85,734	89,296
Gross margin	38.6%	41.1%	38.2%	40.7%

Operating expenses:
Selling, general and administrative	25,892	28,168	54,915	55,332
Research and development	3,874	4,050	7,133	8,028
Total operating expenses	29,766	32,218	62,048	63,360

Income from operations	11,747	13,856	23,686	25,936
Operating margin	10.9%	12.4%	10.6%	11.8%

Interest (expense) income, net	(252)	643	(243)	1,217
Other (expense) income, net	(1,161)	882	(267)	832

Income before income taxes and discontinued operations	10,334	15,381	23,176	27,985
Provision for income taxes	2,886	1,936	5,977	6,359
Income before discontinued operations	7,448	13,445	17,199	21,626

Income from discontinued operations, net of tax	25	94	25	269
Net income	$7,473	$13,539	$17,224	$21,895

Earnings per share:
Basic-
Income before discontinued operations	$0.44	$0.76	$1.02	$1.23
Income from discontinued operations, net of tax	—	0.01	—	0.01
Earnings per share	$0.44	$0.77	$1.02	$1.24
Weighted average number of common shares outstanding - basic	16,841	17,608	16,888	17,648

Diluted-
Income before discontinued operations	$0.44	$0.76	$1.02	$1.21
Income from discontinued operations, net of tax	—	—	—	0.01
Earnings per share	$0.44	$0.76	$1.02	$1.22
Weighted average number of common shares outstanding - diluted	16,881	17,777	16,935	17,878

MTS News Release

MTS SYSTEMS CORPORATION

Consolidated Balance Sheets

(unaudited - in thousands, except per share data)

	March 28, 2009	September 27, 2008
ASSETS

Current Assets:
Cash and cash equivalents	$99,349	$114,099
Accounts receivable, net	97,785	101,331
Unbilled accounts receivable	30,547	43,022
Inventories	51,928	46,135
Other current assets	16,785	18,030
Assets of discontinued operations	284	380
Total current assets	296,678	322,997

Property and equipment, net	57,204	50,534

Goodwill	15,791	1,668
Intangibles, net	21,863	4,363
Other assets	5,792	19,595
Total Assets	$397,328	$399,157

LIABILITIES AND SHAREHOLDERS' INVESTMENT

Current Liabilities:
Short-term borrowings and current maturities of long-term debt	$41,434	$26,646
Accounts payable	21,706	28,567
Advance payments from customers	56,828	64,979
Other accrued liabilities	66,128	65,201
Liabilities of discontinued operations	174	177
Total current liabilities	186,270	185,570

Other long-term liabilities	8,987	8,645
Total Liabilities	195,257	194,215

Shareholders' Investment:
Common stock, $.25 par; 64,000 shares authorized:
16,760 and 16,976 shares issued and outstanding	4,190	4,244
Retained earnings	183,084	175,216
Accumulated other comprehensive income	14,797	25,482
Total shareholders' investment	202,071	204,942
Total Liabilities and Shareholders' Investment	$397,328	$399,157